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                                                                   Exhibit 12.1

         THE PEOPLES GAS LIGHT AND COKE COMPANY AND SUBSIDIARY COMPANIES

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                                                 FISCAL YEARS ENDED SEPTEMBER 30,
                                     6 months ended  12 months ended  -------------------------------------------------------
                                        3/31/2003       3/31/2003       2002       2001        2000       1999       1998
                                     --------------  ---------------  ---------  -----------  ---------  ---------  ---------
Net Income Before Preferred
  Stock Dividends                      $    77,991     $     78,513   $  77,818  $    75,259  $ 73,576   $  78,217  $  68,378

Add - Income Taxes                          47,088           46,913      47,832       47,692    41,954      44,115     38,188
  Fixed Charges excluding
    capitalized interest                    11,804           22,430      23,673       36,737    33,640      31,398     33,141
                                       -----------     ------------   ---------  -----------  ---------  ---------  ---------

Earnings                               $   136,883     $    147,856   $ 149,323  $   159,688  $149,170   $ 153,730  $ 139,707
                                       -----------     ------------   ---------  -----------  ---------  ---------  ---------

Fixed Charges including
  capitalized interest                 $    11,804     $     22,430   $  23,673  $    36,737  $ 34,462   $  34,040  $  33,786

Ratio of Earnings to Fixed Charges           11.60             6.59        6.31         4.35      4.33        4.52       4.14
                                       -----------     ------------   ---------  -----------  ---------  ---------  ---------